Exhibit 99.1

February 17, 2011

Valmont Announces Record Fourth Quarter, and
Fiscal Year 2010 Results

Highlights:

•	Fourth quarter revenue increased 50%, including $143.3 million related to Delta. There was a 14% increase in quarterly revenue excluding the contribution of Delta.

•	Fourth quarter operating profit rose 31%, including $11.0 million related to Delta. Excluding Delta, operating profit rose 8%.

•	Fourth quarter Irrigation Segment sales improved 62%, operating income increased 150%.

•	Fiscal year 2010 net earnings declined 37%, excluding the after-tax costs associated with the Delta acquisition, the decline was 27%.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered products for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported sales for the fourth quarter of $598.7 million compared with $398.6 million for the same period of 2009. Fourth quarter 2010 net earnings were $34.9 million, or $1.32 per diluted share, versus fourth quarter 2009 net earnings of $30.0 million, or $1.14 per diluted share.

For fiscal 2010, sales were $1.976 billion versus $1.787 billion in 2009. Valmont’s fiscal year net earnings were $94.4 million, or $3.57 per diluted share including the expenses and financing associated with the purchase of Delta plc on May 12, 2010, compared with 2009 fiscal year earnings of $150.6 million, or $5.73 per diluted share.

In the fourth quarter of 2010, Valmont reorganized its segment reporting as a result of the acquisition of Delta plc, on May 12, 2010. The main business units of Delta are organized as follows: Engineered Infrastructure Products Segment includes Delta’s lighting, communication, access systems and roadway safety products. The Coatings Segment includes Delta’s galvanizing operations; Delta’s forged steel grinding media and electrolytic manganese dioxide operations are included in “Other.”

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Fourth Quarter Review:

“The contribution to sales and earnings from Delta and a significant improvement in Irrigation and Coatings Segment sales drove fourth quarter results,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer.

“Sales in the Engineered Infrastructure Products Segment were higher due to the inclusion of the Delta businesses. The North American transportation market was weaker and a decline in project orders led to lower sales in international markets. In the Irrigation Segment, global sales were higher benefitting from rising farm income. Coatings Segment sales rose as a result of the addition of Delta and stronger demand from industrial and agricultural markets.

“Positive operating income comparisons were due largely to the contribution of the Delta businesses, and improved performance in the Irrigation and Coatings segments which more than offset a decline in profitability in the Utility Support Structures Segment.”

Fourth Quarter Segment Review:

Engineered Infrastructure Products Segment (35% of 4th Quarter Sales)
Lighting, traffic and highway safety products, wireless communication structures and components, and industrial gratings and access systems worldwide.

Fourth quarter sales were $210.8 million, a 35% increase over 2009. This increase is largely attributable to the Delta businesses now reported in this segment, whose sales were $55.2 million. In North America, commercial lighting sales improved while transportation lighting and traffic product sales declined. Even though funding per the 2005 highway bill continues to be extended, the lack of a new long-term federal highway bill, we believe, is an impediment for states to plan multi-year highway projects. Budget deficits have further reduced states’ ability to match federal funds on highway projects, creating additional market pressures.

Global sales of wireless communication products were lower due to weakness in North American markets and reduced investment by China’s wireless carriers.

Operating income increased 29% to $17.9 million or 8.5% of segment sales. The operating income attributable to the Delta businesses was $5.8 million. While operating results improved in North American locations, the improvement was partially offset by weaker operating performance in the European locations and certain non-recurring charges approximating $2.0 million in the segment.

Utility Support Structures Segment (21% of 4th Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Sales of $128.5 million were slightly lower than 2009. The decline in sales was primarily due to a weak pricing environment in North America, despite higher volumes, and reduced export activity in international markets.

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While 2010 sales were lower in the Utility Support Structures Segment, we believe the outlook has improved for global utility structure demand. North American utility customers have announced plans for increased investments in transmission structures for 2011. Future growth potential is expected in India, where during the fourth quarter Valmont broke ground on a new manufacturing facility.

Operating income fell 46% to $15.8 million and was 12.3% of sales. The decline in operating income was mostly due to sharply lower pricing in North America despite higher volumes, a reduction in international volumes, and an unfavorable product sales mix.

Irrigation Segment (22% of 4th Quarter Sales)
Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales increased 62% to $134.3 million compared with 2009. In global farm markets, confidence in investing in mechanized irrigation equipment was buoyed by rising crop prices and the outlook for a meaningful increase in net farm income. In addition, an earlier fall harvest in North America, when compared to last year widened the window of opportunity for fourth quarter sales.

Operating income grew 2 ½ times to $19.4 million and was 14.4% of segment sales. The improvement in operating income was the result of improved productivity and volume leverage.

Coatings Segment (13% of 4th Quarter Sales)
Hot-dip galvanizing, and other coatings to protect against corrosion of steel and aluminum in global markets.

Sales of $76.5 million were nearly 3 times last year’s $27.2 million. The increase in sales included $42.0 million from the Delta galvanizers plus volume gains. Improved demand from industrial manufacturers in Midwestern regions of the U.S. further drove volume gains.

Operating income increased 204% to $14.3 million, or 19% of segment sales. The operating income increase included $6.0 million from the Delta businesses.

2010 Review:

“Typically Valmont’s results trend with the later stages of economic cycles. We were more negatively impacted by the global recession in 2010 than we were in 2009,” said Mr. Bay. “As a result, for the first time in a number of years Valmont did not have a record year.

“The acquisition of Delta was a significant milestone for Valmont, bringing new platforms for growth and increasing our international revenue mix.

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“Turning to full-year segment results, comparisons in the Utility Support Structures Segment contrasted sharply with 2009’s exceptional results. A substantial contraction in transmission structure orders led to overcapacity in the industry. As industry participants struggled to utilize capacity, highly competitive pricing pressure resulted. Despite the substantial decline in volumes, operating profits in this segment remained at double digit levels for the year.

“Engineered Infrastructure Products Segment sales increased due to the addition of the Delta businesses. The recession throughout the world led to tight government budgets, reducing the amount of funds available for highway and lighting projects. International lighting sales also declined as a result of project orders shipped in 2009 that did not repeat in 2010. In North America, the lack of a multi-year highway bill depressed the market throughout the year. During the year, we have noted our ongoing efforts to lower the cost structure and improve the productivity of this segment. We have made great strides to that effect in 2010 and continue to implement initiatives to further drive for enhanced performance in these businesses. Profitability for the segment improved for the year due to the profit contribution from the Delta businesses, operational improvements and cost cutting, which offset the impact of weak pricing and declining volumes in North America and Europe.

“Irrigation Segment results were driven by more favorable market conditions and operational excellence. International markets were particularly strong during the second half of the year as prospects for a tightening in global grain supplies drove demand. Operating income improved due to productivity and volume gains.

“Coatings Segment sales rose due to the contribution of Delta, and due to inventory rebuilding activity among our North American customers. Sales to the agriculture industry were notably higher. Operating income performance was good as productivity remained high.

“For the year, operating income as a percent of sales declined to 9.0% from 13.3% in 2009. Return on invested capital fell to 8.1% from 15.2% due to the increase in total assets and the decline in operating income.”

2011 Outlook:

“The year 2011 holds great opportunity and many challenges for Valmont,” Mr. Bay said, “The operating environment during the first quarter will be a particular challenge due to severe weather and the pressures of rising steel costs.

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“For the full year, we expect favorable comparisons in the Irrigation Segment as tighter crop supplies and rising farm income should drive sales. In the Coatings Segment, the addition of the Delta locations will lead to positive sales comparisons. In the Engineered Infrastructure Products Segment, our customer base is operating in an environment of no long-term highway bill, budgetary pressures and struggling European markets. Rising steel prices and a weak competitive pricing environment create additional challenges for this segment. In the Utility Support Structures Segment we look for volume gains, and until industry capacity is more fully utilized, a competitive pricing environment.

“With respect to our outlook for earnings, at the present time we expect 2011earnings per share to increase between 35-45%.

“Over the long-term, our two markets, Infrastructure development and Agriculture provide ample opportunity for us to grow. Economic progress relies on infrastructure. Population growth demands more efficient production agriculture. Our challenges are to best serve our customers today and to wisely invest for tomorrow’s opportunities.”

An audio discussion of Valmont’s fourth quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 36684597 or via the Internet at 8:00 a.m. CST February 18, 2011, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21 After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 36684597 beginning February 18, 2011 at 10:00 a.m. CST through 12:00 p.m. CST on February 25, 2011.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

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This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.
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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Fourth Quarter		Year-to-Date
	13 Weeks Ended		52 Weeks Ended
	25-Dec-10	26-Dec-09	25-Dec-10	26-Dec-09
Net sales	$ 598,712	$ 398,627	$ 1,975,505	$ 1,786,601
Cost of sales	441,036	275,968	1,455,931	1,254,587
Gross profit	157,676	122,659	519,574	532,014
Selling, general and administrative expenses	95,358	75,133	341,161	294,020
Operating income	62,318	47,526	178,413	237,994
Other income (expense)
Interest expense	(8,068)	(3,913)	(30,947)	(15,760)
Interest income	1,658	523	4,840	1,509
Other	649	424	676	2,340
	(5,761)	(2,966)	(25,431)	(11,911)
Earnings before income taxes,
and equity in earnings of
nonconsolidated subsidiaries	56,557	44,560	152,982	226,083
Income tax expense	20,101	13,249	55,008	72,894
Earnings before equity in
earnings of nonconsolidated
subsidiaries	36,456	31,311	97,974	153,189
Earnings in nonconsolidated subsidiaries	453	171	2,439	752
Net earnings	36,909	31,482	100,413	153,941
Less: Earnings attributable to non-controlling interest	(2,042)	(1,491)	(6,034)	(3,379)
Net earnings attributable to Valmont Industries, Inc.	$ 34,867	$ 29,991	$ 94,379	$ 150,562

Average shares outstanding (000's) - Basic	26,151	25,995	26,100	25,951
Earnings per share - Basic	$ 1.33	$ 1.15	$ 3.62	$ 5.80

Average shares outstanding (000's) - Diluted	26,427	26,384	26,422	26,289
Earnings per share - Diluted	$ 1.32	$ 1.14	$ 3.57	$ 5.73

Cash dividends per share	$ 0.165	$ 0.150	$ 0.645	$ 0.580

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Fourth Quarter		Year-to-Date
	13 Weeks Ended		52 Weeks Ended
	25-Dec-10	26-Dec-09	25-Dec-10	26-Dec-09

Net sales
Engineered Infrastructure Products	$ 210,756	$ 156,084	$ 677,314	$ 597,046
Utility Support Structures	128,455	129,814	474,920	700,548
Coatings	76,528	27,235	238,273	115,530
Infrastructure products	415,739	313,133	1,390,507	1,413,124

Irrigation	134,317	82,848	443,371	362,187
Other	67,913	14,392	198,550	68,639
Less: Intersegment sales	(19,257)	(11,746)	(56,923)	(57,349)
Total	$ 598,712	$ 398,627	$ 1,975,505	$ 1,786,601

Operating Income
Engineered Infrastructure Products	$ 17,944	$ 13,903	$ 52,151	$ 45,143
Utility Support Structures	15,837	29,296	51,741	164,834
Coatings	14,316	4,704	42,602	24,669
Infrastructure products	48,097	47,903	146,494	234,646

Irrigation	19,388	7,756	61,973	35,086
Other	7,927	2,729	28,499	12,971
Corporate	(13,094)	(10,862)	(58,553)	(44,709)
Total	$ 62,318	$ 47,526	$ 178,413	$ 237,994

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services for the global agricultural industry.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of forge steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the “Other” category.

In the fourth quarter of 2010, the Company reorganized its segment structure in line with its current management and reporting structure. Delta’s galvanizing operations are included in the Coatings segment and Delta’s pole sand roadway safety structure and access systems are included in the Engineered Infrastructure Products segment. Delta’s forged steel grinding media and electrolytic manganese dioxide operations are classified as “Other”. It was not necessary to reclassify 2009 figures to conform to the 2010 presentation.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	25-Dec-10	26-Dec-09
ASSETS
Current assets:
Cash and cash equivalents	$ 346,904	$ 180,786
Accounts receivable, net	410,566	259,521
Inventories	280,223	210,611
Prepaid expenses	23,806	22,143
Refundable and deferred income taxes	32,727	42,361
Total current assets	1,094,226	715,422
Property, plant and equipment, net	439,609	283,088
Goodwill and other assets	556,908	303,659
	$ 2,090,743	$ 1,302,169

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 238	$ 231
Notes payable to banks	8,825	11,900
Accounts payable	179,814	118,210
Accrued expenses	153,686	122,532
Dividend payable	4,352	3,944
Total current liabilities	346,915	256,817
Long-term debt, excluding current installments	468,596	160,250
Other long-term liabilities	265,105	76,795
Shareholders' equity	1,010,127	808,307
	$ 2,090,743	$ 1,302,169

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CALCULATION OF COST OF DELTA, plc ACQUISITION EXPENSES
(Dollars in thousands)
(unaudited)

YEAR-TO-DATE 2010	As Reported	Delta Transaction Costs	Without Delta Transaction Costs
Operating Income	$ 178,413	$ (15,307)	$ 193,720

Earnings before taxes and equity in earnings of nonconsolidated subsidiaries	$ 152,982	$ (20,441)	$ 173,423

Net earnings attributable to Valmont Industries, Inc.	$ 94,379	$ (16,398)	$ 110,777

Diluted earnings per share	$ 3.57	$ (0.62)	$ 4.19

The Company incurred certain expenses in 2010 associated with the offer to purchase the ordinary shares of Delta plc (Delta). The expenses included $15,307 of SG&A expenses related to the Company's evaluation of Delta and other required expenses associated with the Company's offer and ongoing integration. The Company also incurred $5,124 of financing costs related to a bridge financing facility that was established to provide part of the required committed financing to complete the Delta acquisition, as required by United Kingdom takeover regulations, and borrowing costs incurred until the Company acquired Delta on May 12, 2010. The Delta Transaction Costs adjustment for Net earnings above is net of tax effect calculated based on the amounts that are currently deductible at its marginal U.S. tax rate.  Management believes the exclusion of expenses incurred in the quarter related to the pending Delta acquisition is useful for assessing Valmont’s operating performance and provides investors with a more consistent basis of comparison with prior periods.

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